EXHIBIT NO. 99.2

[logo]	News Release

Media Contact:	Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Redeem Senior Secured Notes

MIDDLETOWN, OH, April 16, 2004 – AK Steel (NYSE: AKS) said today that it will redeem on May 21, 2004 the remaining $62.5 million principal amount of its Senior Secured Notes Due December 2004. The notes were part of an original $250 million issue that provided a portion of the financing for the construction of the company’s Rockport Works in southwestern Indiana, which began operations in 1998.

AK Steel said it was redeeming the notes as part of its plan to reduce debt with a portion of the proceeds of its recent sales of Greens Port Industrial Park on the Houston Ship Channel and Douglas Dynamics LLP, a maker of snow and ice control equipment.

AK Steel is headquartered in Middletown, Ohio and employs about 8,800 men and women. The company has steel operations in Ohio, Kentucky, Indiana and Pennsylvania, as well as tube operations in Ohio and Indiana. The company primarily serves automotive, appliance, construction and manufacturing markets.

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